Exhibit 99.1

Wyndham Hotels & Resorts Announces CFO Transition

Kurt Albert Appointed Interim CFO

PARSIPPANY, N.J. (November 4, 2025) – Wyndham Hotels & Resorts (NYSE: WH) today announced that Michele Allen, Chief Financial Officer and Head of Strategy, will be departing the Company to pursue a new career opportunity outside of the hotel industry. Kurt Albert, currently Treasurer and Head of Financial Partnerships & Planning, has been appointed Interim Chief Financial Officer, effective immediately. Wyndham plans to conduct a comprehensive search for a permanent Chief Financial Officer, which will include consideration of both internal and external candidates. Ms. Allen will serve in an advisory role at Wyndham through the end of 2025 to support a smooth transition.

“Michele has been an invaluable member of the Wyndham team for over 25 years,” said Geoff Ballotti, President and CEO. “Her exceptional financial acumen and strategic vision have helped steer Wyndham through many pivotal moments. The contributions she’s made over the years are countless – from advancing key business priorities to nurturing a world-class finance team. On behalf of the Board and all of Wyndham‘s team members, we thank Michele for her dedication and leadership. We wish her every success as she embarks on an exciting new chapter in her career.”

“It’s been a tremendous privilege to build my career at Wyndham, working alongside so many talented team members, leaders and the incredible community of franchisees who bring our brands to life every day,” said Ms. Allen. “Together, we’ve shaped a Company that has thrived through tremendous change, and I’m deeply proud of all we’ve accomplished. As I look ahead to a new challenge, I’ll always be grateful for the relationships that have made this journey so meaningful.”

Mr. Ballotti continued, “Kurt’s appointment as interim CFO underscores the depth and strength of Michele’s team and the caliber of leadership across Wyndham. With more than 15 years as a key member of our finance department, we are confident he is well-equipped to lead our finance organization during this period of transition.”

Mr. Albert has served as Treasurer and Head of Financial Partnerships & Planning since May 2024 and, prior to that, held several leadership positions within the Treasury and Financial Planning & Analysis functions.

In conjunction with this announcement, Wyndham has reaffirmed its full-year 2025 outlook provided in its third-quarter 2025 earnings materials, released on October 22, 2025.

About Wyndham Hotels & Resorts

Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company by the number of franchised properties, with approximately 8,300 hotels across approximately 100 countries on six continents.  Through its network of over 855,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry.  The Company operates a portfolio of 25 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel®, La Quinta®, Baymont®, Wingate®, AmericInn®, ECHO Suites®, Registry Collection Hotels®, Trademark Collection® and Wyndham®.  The Company’s award-winning Wyndham Rewards loyalty program offers approximately 121 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally.  For more information, visit https://investor.wyndhamhotels.com.  The Company may use its website and social media channels as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Disclosures of this nature will be included on the Company’s website in the Investors section, which can currently be accessed at https://investor.wyndhamhotels.com or on the Company’s social media channels, including the Company’s LinkedIn account which can currently be accessed at https://www.linkedin.com/company/wyndhamhotels. Accordingly, investors should monitor this section of the Company’s website and the Company’s social media channels in addition to following the Company’s press releases, filings submitted with the Securities and Exchange Commission and any public conference calls or webcasts.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the federal securities laws, including statements related to Wyndham's current views and expectations with respect to its future performance and operations. Forward-looking statements are any statements other than statements of historical fact, including those that convey management's expectations as to the future based on plans, estimates and projections at the time Wyndham makes the statements and may be identified by words such as "will," "expect," "believe," "plan," "anticipate," "predict," "intend," "goal," "future," "forward," "remain," "confident," "outlook," "guidance," "target," "objective," "estimate," "projection" and similar words or expressions, including the negative version of such words and expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions, including inflation, higher interest rates and potential recessionary pressures, which may impact decisions by consumers and businesses to use travel accommodations; global trade disputes, including with China; the performance of the financial and credit markets; the economic environment for the hospitality industry; operating risks associated with the hotel franchising business; Wyndham's relationships with franchisees; the ability of franchisees to pay back loans owed to Wyndham; the impact of war, terrorist activity, political instability or political strife, including the ongoing conflicts between Russia and Ukraine and conflicts in the Middle East, respectively; global or regional health crises or pandemics including the resulting impact on Wyndham's business, operations, financial results, cash flows and liquidity, as well as the impact on its franchisees, guests and team members, the hospitality industry and overall demand for and restrictions on travel; Wyndham's ability to satisfy obligations and agreements under its outstanding indebtedness, including the payment of principal and interest and compliance with the covenants thereunder; risks related to Wyndham's ability to obtain financing and the terms of such financing, including access to liquidity and capital; and Wyndham's ability to make or pay, plans for and the timing and amount of any future share repurchases and/or dividends, as well as the risks described in Wyndham's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. These risks and uncertainties are not the only ones Wyndham may face and additional risks may arise or become material in the future. Wyndham undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by law.

Contacts

Investors:
Matt Capuzzi
Senior Vice President, Investor Relations
973-753-6453
ir@wyndham.com

Media:
Maire Griffin
Senior Vice President, Global Communications
862-246-9918
WyndhamHotelsNews@wyndham.com